Exhibit 99.1

NEWS RELEASE July 17, 2019

Contacts: Dan Schlanger, CFO
Ben Lowe, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS SECOND QUARTER 2019 RESULTS AND RAISES OUTLOOK FOR FULL YEAR 2019

July 17, 2019 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter ended June 30, 2019, and raised its full year 2019 Outlook as reflected in the table below:

(in millions)	Midpoint of Current Full Year 2019 Outlook	Full Year 2018 Actual	% Change	Previous Full Year 2019 Outlook(c)	Current Compared to Previous Outlook
Site rental revenues	$4,965	$4,716	+5%	$4,962	+$3
Net income (loss)	$926	$671	+38%	$821	+$105
Net income (loss) per share—diluted(a)	$1.95	$1.34	+46%	$1.70	+$0.25
Adjusted EBITDA(b)	$3,408	$3,141	+9%	$3,367	+$41
AFFO(a)(b)	$2,479	$2,274	+9%	$2,436	+$43
AFFO per share(a)(b)	$5.94	$5.48	+8%	$5.85	+$0.09

(a)	Attributable to CCIC common stockholders.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" included herein for further information and reconciliation of this non-GAAP financial measure to net income (loss).

(c)	As issued on April 17, 2019.
"We delivered terrific results in the second quarter that exceeded our expectations and reflect the strong demand for our unmatched portfolio of towers, small cells and fiber assets," stated Jay Brown, Crown Castle’s Chief Executive Officer. "We believe our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks and are shared among multiple tenants, provides us the best opportunity to generate significant growth while delivering high returns for our shareholders. We remain excited about our ability to continue to generate attractive growth and returns for our shareholders as we remain focused on delivering dividend per share growth of 7% to 8% per year.
"We entered 2019 with momentum building on the tower side of the business, and I am excited that we are experiencing even higher levels of tower activity than we expected, which is driving an increase to our full year 2019 Outlook. Our current tower leasing activity is our highest in more than a decade, and we believe this level of activity will carry into next year. Additionally, we are constructing small cells for our customers as they invest in their current networks while beginning 5G deployments. The significant increase in small cell deployments is straining the response time of municipalities and utilities, resulting in longer construction timelines than we previously experienced. These pressures are most acute in several top markets where we are seeing the highest volume of activity. Due to the elongated construction timelines, we now expect to deploy approximately 10,000 small cells in 2019, which is at the low end of our prior expected range of 10,000 to 15,000, but approximately 30% more than what we delivered last year. We expect the increase in tower activity, offset by longer small cell timelines, to generate higher expected AFFO per share growth of 8% for 2019, up from our prior Outlook of 7% growth and at the high end of our long-term growth target."

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RESULTS FOR THE QUARTER

The table below sets forth select financial results for the three month period ended June 30, 2019 and 2018.

(in millions)	Q2 2019	Q2 2018	Change	% Change
Site rental revenues	$1,238	$1,169	+$69	+6%
Net income (loss)	$246	$180	+$66	+37%
Net income (loss) per share—diluted(a)	$0.52	$0.36	+$0.16	+44%
Adjusted EBITDA(b)	$857	$769	+$88	+11%
AFFO(a)(b)	$619	$546	+$73	+13%
AFFO per share(a)(b)	$1.48	$1.31	+$0.17	+13%

(a)	Attributable to CCIC common stockholders.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" included herein for further information and reconciliation of this non-GAAP financial measure to net income (loss).

HIGHLIGHTS FROM THE QUARTER

•
Site rental revenues. Site rental revenues grew approximately 6%, or $69 million, from second quarter 2018 to second quarter 2019, inclusive of approximately $66 million in Organic Contribution to Site Rental Revenues and a $3 million increase in straight-lined revenues. The $66 million in Organic Contribution to Site Rental Revenues represents approximately 5.7% growth, comprised of approximately 9.5% growth from new leasing activity and contracted tenant escalations, net of approximately 3.8% from tenant non-renewals.

•	Net income. Net income for the second quarter 2019 was $246 million, compared to $180 million during the same period a year ago.

•
Capital expenditures. Capital expenditures during the quarter were $518 million, comprised of $10 million of land purchases, $30 million of sustaining capital expenditures, $475 million of revenue generating capital expenditures and $4 million of integration capital expenditures. The revenue generating capital expenditures of $475 million includes $359 million attributable to Fiber and $116 million attributable to Towers.

•
Common stock dividend. During the quarter, Crown Castle paid common stock dividends of $1.125 per common share, an increase of approximately 7% on a per share basis compared to the same period a year ago.

•
Financing activities. During the quarter, Crown Castle increased the commitments under its Senior Unsecured Revolving Credit Facility to $5.0 billion and extended the maturity date on its Senior Unsecured Credit Facility to June 2024.

"The momentum we see in our business has translated into solid financial results, allowing us to increase our full year 2019 Outlook," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "The increased Outlook reflects how well positioned Crown Castle is to translate the positive long-term trends creating demand for our communications infrastructure into growth in cash flows in both the near- and long-term. Looking forward, we are excited about the opportunity we see to generate compelling total returns for our shareholders through a combination of dividends and growth, while at the same time making significant investments in our business that we believe will generate attractive returns longer term and support future growth in dividends per share."

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following table sets forth Crown Castle's current Outlook for full year 2019:

(in millions)	Full Year 2019
Site rental revenues	$4,950	to	$4,980
Site rental cost of operations(a)	$1,442	to	$1,472
Net income (loss)	$896	to	$956
Adjusted EBITDA(b)	$3,393	to	$3,423
Interest expense and amortization of deferred financing costs(c)	$674	to	$704
FFO(b)(d)	$2,363	to	$2,393
AFFO(b)(d)	$2,464	to	$2,494
Weighted-average common shares outstanding - diluted(e)	418

(a)	Exclusive of depreciation, amortization and accretion.

(b)	See reconciliation of this non-GAAP financial measure to net income (loss) and definition included herein.

(c)	See reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(d)	Attributable to CCIC common stockholders.

(e)
The assumption for full year 2019 diluted weighted-average common shares outstanding is based on the diluted common shares outstanding as of June 30, 2019. The diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

The table below compares the results for full year 2018, midpoint of the current full year 2019 Outlook and the midpoint of the previously provided full year 2019 Outlook for select metrics.

	Midpoint of FY 2019 Outlook to FY 2018 Actual Comparison
(in millions)	Current Full Year 2019 Outlook	Full Year 2018 Actual	Change	% Change	Previous Full Year 2019 Outlook(d)	Current Compared to Previous Outlook
Site rental revenues	$4,965	$4,716	+$249	+5%	$4,962	+$3
Net income (loss)	$926	$671	+$255	+38%	$821	+$105
Net income (loss) per share—diluted(a)(c)	$1.95	$1.34	+$0.61	+46%	$1.70	+$0.25
Adjusted EBITDA(b)	$3,408	$3,141	+$267	+9%	$3,367	+$41
AFFO(a)(b)	$2,479	$2,274	+$205	+9%	$2,436	+$43
AFFO per share(a)(b)(c)	$5.94	$5.48	+$0.46	+8%	$5.85	+$0.09
Weighted-average common shares outstanding - diluted(c)	418	415	+3	+1%	417	+1

(a)	Attributable to CCIC common stockholders.

(b)	See reconciliation of this non-GAAP financial measure to net income (loss) and definition included herein.

(c)
The assumption for full year 2019 diluted weighted-average common shares outstanding is based on the diluted common shares outstanding as of June 30, 2019. For all periods presented, the diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(d)	As issued on April 17, 2019.

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•
The increase to the midpoint of the full year 2019 Outlook for site rental revenues, Adjusted EBITDA and AFFO primarily reflects a higher expected contribution from straight-lined revenues and an increase in the expected services contribution, both of which relate to the higher expected new leasing activity from towers in 2019 as compared to the midpoint of the prior full year 2019 Outlook.

•	The increase in the midpoint of the full year 2019 Outlook for AFFO also reflects a reduction in the expected full year financing costs.

•
The chart below reconciles the components of expected growth in site rental revenues from 2018 to 2019 of $234 million to $264 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2019 of $245 million to $275 million.

•
When compared to the previous full year 2019 Outlook, the reduction in the expected Organic Contribution to Site Rental Revenues reflects an increase in the expected contribution from towers, offset by lower expected contribution from both small cells and fiber solutions.

•
New leasing activity is expected to contribute $345 million to $375 million to 2019 Organic Contribution to Site Rental Revenues, consisting of new leasing activity from towers of $135 million to $145 million (prior Outlook was $120 million to $130 million), small cells of $65 million to $75 million (prior Outlook was $70 to $80 million), and fiber solutions of $145 million to $155 million (prior Outlook was $160 million to $170 million).

•
The lower expected new leasing activity from small cells is the result of longer construction timelines than previously experienced, while the lower expected new leasing activity from fiber solutions is the result of lower bookings activity than previously expected.

•
The impact of non-renewals on 2019 Organic Contribution to Site Rental Revenues is expected to be $170 million to $190 million, representing an increase of approximately $5 million at the midpoints when compared to the prior Outlook. This increase is tied to non-renewal activity on towers that is occurring earlier in the year than previously expected.

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•	The chart below reconciles the components of expected growth in AFFO from 2018 to 2019 of $190 million to $220 million.

•
The increase in the full year Outlook for AFFO growth reflects the increase in the expected services contribution tied to higher tower leasing activity, a reduction in expected full year financing costs resulting from lower floating interest rates and recent financing activities, offset by the reduction in Organic Contribution to Site Rental Revenues and higher expenses primarily related to additional incentive compensation resulting from the improved full year Outlook.

•	Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 18, 2019, at 10:30 a.m. Eastern time to discuss its second quarter 2019 results. The conference call may be accessed by dialing 800-353-6461 and asking for the Crown Castle call (access code 2932521) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, July 18, 2019, through 1:30 p.m. Eastern time on Wednesday, October 16, 2019, and may be accessed by dialing 888-203-1112 and using access code 2932521. An audio archive will also be available on the company's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

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ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 75,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs"). Our definition of FFO is consistent with guidelines from the National Association of Real Estate Investment Trusts with the exception of the impact of income taxes in periods prior to our REIT conversion in 2014.
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments for purposes of making decisions about allocating capital and assessing performance. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:

•
Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

•
AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.

•
FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.

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•
Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and tenant non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.

We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle, (income) loss from discontinued operations and stock-based compensation expense.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less sustaining capital expenditures (comprised of maintenance capital expenditures and corporate capital expenditures).
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
Funds from Operations. We define Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by the diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of tenant contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other cost of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They consist of expansion or development of existing communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure assets in order to add new tenants for the first time or support subsequent tenant equipment augmentations, or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants), construction of new

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communications infrastructure, and, to a lesser extent, purchases of land interests (which primarily relate to land assets under towers as we seek to manage our interests in the land beneath our towers) and other capital projects.
Integration capital expenditures. We define integration capital expenditures as those capital expenditures made as a result of integrating acquired companies into our business.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) corporate capital expenditures.
The tables set forth below reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:

Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
	June 30, 2019	June 30, 2018	December 31, 2018
(in millions)
Net income (loss)	$246	$180	$671
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	6	6	26
Acquisition and integration costs	2	8	27
Depreciation, amortization and accretion	393	379	1,528
Amortization of prepaid lease purchase price adjustments	5	5	20
Interest expense and amortization of deferred financing costs(a)	169	158	642
(Gains) losses on retirement of long-term obligations	1	3	106
Interest income	(1)	(1)	(5)
Other (income) expense	—	—	(1)
(Benefit) provision for income taxes	4	5	19
Stock-based compensation expense	32	26	108
Adjusted EBITDA(b)(c)	$857	$769	$3,141

(a)	See the reconciliation of "components of historical interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2019
(in millions)	Outlook
Net income (loss)	$896	to	$956
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$23	to	$33
Acquisition and integration costs	$11	to	$21
Depreciation, amortization and accretion	$1,576	to	$1,611
Amortization of prepaid lease purchase price adjustments	$19	to	$21
Interest expense and amortization of deferred financing costs(a)	$674	to	$704
(Gains) losses on retirement of long-term obligations	$2	to	$2
Interest income	$(8)	to	$(4)
Other (income) expense	$2	to	$4
(Benefit) provision for income taxes	$16	to	$24
Stock-based compensation expense	$112	to	$120
Adjusted EBITDA(b)(c)	$3,393	to	$3,423

(a)	See the reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
(in millions)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	December 31, 2018
Net income (loss)	$246	$180	$456	$294	$671
Real estate related depreciation, amortization and accretion	379	367	759	726	1,472
Asset write-down charges	6	6	12	9	26
Dividends on preferred stock	(28)	(28)	(57)	(57)	(113)
FFO(a)(b)(c)(d)(e)	$602	$525	$1,169	$973	$2,055
Weighted-average common shares outstanding—diluted(c)	418	416	417	413	415
FFO per share(a)(b)(c)(d)(e)	$1.44	$1.26	$2.80	$2.36	$4.95

FFO (from above)	$602	$525	$1,169	$973	$2,055
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(23)	(20)	(40)	(36)	(72)
Straight-lined expense	24	23	47	47	90
Stock-based compensation expense	32	26	61	52	108
Non-cash portion of tax provision	(4)	(7)	1	(3)	2
Non-real estate related depreciation, amortization and accretion	14	12	28	27	56
Amortization of non-cash interest expense	—	1	1	4	7
Other (income) expense	—	—	1	1	(1)
(Gains) losses on retirement of long-term obligations	1	3	2	74	106
Acquisition and integration costs	2	8	6	14	27
Maintenance capital expenditures	(22)	(18)	(38)	(31)	(64)
Corporate capital expenditures	(8)	(8)	(13)	(17)	(41)
AFFO(a)(b)(c)(d)(e)	$619	$546	$1,225	$1,104	$2,274
Weighted-average common shares outstanding—diluted(c)	418	416	417	413	415
AFFO per share(a)(b)(c)(d)(e)	$1.48	$1.31	$2.94	$2.67	$5.48

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of FFO and AFFO.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(c)
Diluted weighted-average common shares outstanding were 418 million, 416 million, 417 million, 413 million and 415 million for the three months ended June 30, 2019 and 2018, the six months ended June 30, 2019 and 2018 and the twelve months ended December 31, 2018, respectively. For all periods presented, the diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)	Attributable to CCIC common stockholders.

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Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2019
(in millions)	Outlook
Net income (loss)	$896	to	$956
Real estate related depreciation, amortization and accretion	$1,528	to	$1,548
Asset write-down charges	$23	to	$33
Dividends on preferred stock	$(113)	to	$(113)
FFO(a)(b)(c)(d)(e)	$2,363	to	$2,393
Weighted-average common shares outstanding—diluted(a)	418
FFO per share(a)(b)(c)(d)(e)	$5.66	to	$5.73

FFO (from above)	$2,363	to	$2,393
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(74)	to	$(54)
Straight-lined expense	$81	to	$101
Stock-based compensation expense	$112	to	$120
Non-cash portion of tax provision	$(6)	to	$9
Non-real estate related depreciation, amortization and accretion	$48	to	$63
Amortization of non-cash interest expense	$(5)	to	$5
Other (income) expense	$2	to	$4
(Gains) losses on retirement of long-term obligations	$2	to	$2
Acquisition and integration costs	$11	to	$21
Maintenance capital expenditures	$(90)	to	$(75)
Corporate capital expenditures	$(46)	to	$(31)
AFFO(a)(b)(c)(d)(e)	$2,464	to	$2,494
Weighted-average common shares outstanding—diluted(a)	418
AFFO per share(a)(b)(c)(d)(e)	$5.90	to	$5.97

(a)
The assumption for full year 2019 diluted weighted-average common shares outstanding is 418 million based on the diluted common shares outstanding as of June 30, 2019. The diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)	Attributable to CCIC common stockholders.

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For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
	Full Year 2019
(in millions)	Outlook
Net income (loss)	$781	to	$861
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$35	to	$45
Acquisition and integration costs	$15	to	$25
Depreciation, amortization and accretion	$1,606	to	$1,646
Amortization of prepaid lease purchase price adjustments	$19	to	$21
Interest expense and amortization of deferred financing costs	$687	to	$732
(Gains) losses on retirement of long-term obligations	$0	to	$0
Interest income	$(7)	to	$(3)
Other (income) expense	$(1)	to	$1
(Benefit) provision for income taxes	$17	to	$25
Stock-based compensation expense	$111	to	$116
Adjusted EBITDA(a)(b)	$3,344	to	$3,389

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued
	Full Year 2019
(in millions)	Outlook
Net income (loss)	$781	to	$861
Real estate related depreciation, amortization and accretion	$1,557	to	$1,577
Asset write-down charges	$35	to	$45
Dividends on preferred stock	$(113)	to	$(113)
FFO(a)(b)(c)(d)	$2,293	to	$2,338
Weighted-average common shares outstanding—diluted(a)	417
FFO per share(a)(b)(c)(d)	$5.50	to	$5.60

FFO (from above)	$2,293	to	$2,338
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(50)	to	$(30)
Straight-lined expense	$70	to	$90
Stock-based compensation expense	$111	to	$116
Non-cash portion of tax provision	$(4)	to	$6
Non-real estate related depreciation, amortization and accretion	$49	to	$69
Amortization of non-cash interest expense	$(2)	to	$8
Other (income) expense	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$0	to	$0
Acquisition and integration costs	$15	to	$25
Maintenance capital expenditures	$(80)	to	$(70)
Corporate capital expenditures	$(45)	to	$(35)
AFFO(a)(b)(c)(d)	$2,413	to	$2,458
Weighted-average common shares outstanding—diluted(a)	417
AFFO per share(a)(b)(c)(d)	$5.80	to	$5.90

(a)
Previously issued full year 2019 Outlook assumes diluted weighted-average common shares outstanding as of March 31, 2019 of approximately 417 million. The diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(d)	Attributable to CCIC common stockholders.

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News Release continued:	Page 14

The components of changes in site rental revenues for the quarters ended June 30, 2019 and 2018 are as follows:

	Three Months Ended June 30,
(dollars in millions)	2019	2018
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,149	$870

New leasing activity(b)(c)	89	51
Escalators	21	20
Non-renewals	(44)	(22)
Organic Contribution to Site Rental Revenues(d)	66	49
Straight-lined revenues associated with fixed escalators	23	20
Acquisitions(e)	—	231
Other	—	—
Total GAAP site rental revenues	$1,238	$1,169

Year-over-year changes in revenue:
Reported GAAP site rental revenues	5.9%
Organic Contribution to Site Rental Revenues(d)(f)	5.7%

(a)
Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

(b)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.

(e)
Represents the initial contribution of recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition.

(f)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

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News Release continued:	Page 15

The components of the changes in site rental revenues for the year ending December 31, 2019 are forecasted as follows:

(dollars in millions)	Full Year 2018	Full Year 2019 Outlook
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$3,670	$4,643

New leasing activity(b)(c)	213	345-375
Escalators	83	85-95
Non-renewals	(89)	(190)-(170)
Organic Contribution to Site Rental Revenues(d)	207	245-275
Straight-lined revenues associated with fixed escalators	72	54-74
Acquisitions(e)	767	—
Other	—	—
Total GAAP site rental revenues	$4,716	$4,950-$4,980

Year-over-year changes in revenue:
Reported GAAP site rental revenues		5.3%(f)
Organic Contribution to Site Rental Revenues(d)(g)		5.6%(f)

(a)
Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

(b)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.

(e)
Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition, with the exception of the impact of Lightower. To be consistent with prior presentations of the 2018 Outlook for Organic Contributions to Site Rental Revenues, the entire contribution to growth in site rental revenues in 2018 attributable to Lightower is included within acquisitions.

(f)	Calculated based on midpoint of full year 2019 Outlook.

(g)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

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News Release continued:	Page 16

Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Interest expense on debt obligations	$169	$157
Amortization of deferred financing costs and adjustments on long-term debt, net	5	5
Other, net	(5)	(4)
Interest expense and amortization of deferred financing costs	$169	$158

Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2019
(in millions)	Outlook
Interest expense on debt obligations	$683	to	$693
Amortization of deferred financing costs and adjustments on long-term debt, net	$17	to	$22
Other, net	$(22)	to	$(17)
Interest expense and amortization of deferred financing costs	$674	to	$704

Debt balances and maturity dates as of June 30, 2019 are as follows:

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$429

Tower Revenue Notes, Series 2015-1(a)	300	May 2042
Tower Revenue Notes, Series 2015-2(a)	700	May 2045
Tower Revenue Notes, Series 2018-1(a)	250	July 2043
Tower Revenue Notes, Series 2018-2(a)	750	July 2048
3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-2(b)	70	Aug. 2029
Finance leases and other obligations	235	Various
Total secured debt	$3,305
2016 Revolver	485	June 2024
2016 Term Loan A	2,341	June 2024
2019 Commercial Paper Notes(c)	500	Various
5.250% Senior Notes	1,650	Jan. 2023
4.875% Senior Notes	850	Apr. 2022
3.400% Senior Notes	850	Feb. 2021
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
2.250% Senior Notes	700	Sept. 2021
4.000% Senior Notes	500	Mar. 2027
4.750% Senior Notes	350	May 2047
3.200% Senior Notes	750	Sept. 2024
3.650% Senior Notes	1,000	Sept. 2027
3.150% Senior Notes	750	July 2023
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
5.200% Senior Notes	400	Feb. 2049
Total unsecured debt	$14,376
Total net debt	$17,252

(a)
The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively. The Senior Secured Tower Revenue Notes, Series 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively.

(b)	The Senior Secured Notes, 2009-1, Class A-2 principal amortizes during the period beginning in September 2019 and ending in August 2029.

(c)	The maturities of the 2019 Commercial Paper Notes may vary but may not exceed 397 days from the date of issue.

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News Release continued:	Page 17

Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(dollars in millions)	For the Three Months Ended June 30, 2019
Total face value of debt	$17,681
Ending cash, cash equivalents and restricted cash	429
Total Net Debt	$17,252

Adjusted EBITDA for the three months ended June 30, 2019	$857
Last quarter annualized Adjusted EBITDA	3,428
Net Debt to Last Quarter Annualized Adjusted EBITDA(a)	5.0	x

(a)
For purposes of calculating Net Debt to Last Quarter Annualized Adjusted EBITDA, we have changed our calculation of ending cash and cash equivalents to include restricted cash and as such, our calculation is not comparable to similar calculations previously provided.  Our restricted cash is predominately comprised of the cash rental receipts held in reserve in accordance with certain of our debt instruments; any excess of such required reserve balances are subsequently released to us each month.  If we would have excluded restricted cash from our calculation for the second quarter of 2019, our Net Debt to Last Quarter Annualized Adjusted EBITDA would have been 5.1x.

Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	June 30, 2019				June 30, 2018
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$10	$—	$—	$10	$10	$—	$—	$10
Communications infrastructure construction and improvements	116	359	—	475	77	279	—	356
Sustaining:
Maintenance and corporate	10	12	8	30	11	11	4	26
Integration	—	—	4	4	—	—	1	1
Total	$136	$371	$11	$518	$98	$289	$5	$393
Note: See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for further discussion of our components of capital expenditures.

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News Release continued:	Page 18

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include our Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, opportunities and tenant and shareholder value which may be derived from our business, assets, investments, acquisitions and dividends, (2) our strategy, strategic position, business model and capabilities, the strength of our business and fundamentals of our business and industry, including spending by our major customers on network improvements and investments in 5G, (3) our long-term prospects and the trends impacting our business, (4) the potential benefits and contributions which may be derived from our acquisitions, including the contribution to or impact on our financial or operating results, (5) leasing environment and activity, including growth thereof and the contribution to our financial or operating results therefrom, (6) our small cell deployment and the corresponding driving factors, (7) our investments in our business and the potential growth, returns and benefits therefrom, (8) our dividends and our dividend (including on a per share basis) growth rate, including its driving factors, and targets, (9) our portfolio of assets, including demand therefor, strategic position thereof and opportunities created thereby, (10) financing costs and benefits which may be derived from our financing activities, (11) cash flows, including growth thereof, (12) tenant non-renewals, including the impact and timing thereof, (13) incentive compensation amounts, (14) capital expenditures, including sustaining and discretionary capital expenditures, and the timing thereof, (15) straight-line adjustments, (16) site rental revenues and estimated growth thereof, (17) site rental cost of operations, (18) net income (including on a per share basis) and estimated growth thereof, (19) Adjusted EBITDA, including the impact of the timing of certain components thereof and estimated growth thereof, (20) expenses, including interest expense and amortization of deferred financing costs, (21) FFO (including on a per share basis) and estimated growth thereof, (22) AFFO (including on a per share basis) and estimated growth thereof and corresponding driving factors, (23) Organic Contribution to Site Rental Revenues, (24) our weighted-average common shares outstanding (including on a diluted basis) and estimated growth thereof, (25) services contribution, including the timing thereof, and (26) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions prevailing market conditions and the following:

•
Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).

•
A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.

•
The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•
Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are less than anticipated.

•	Failure to timely and efficiently execute on our construction projects could adversely affect our business.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments and our 6.875% Mandatory Convertible Preferred Stock limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.

•	New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.

•
If we fail to retain rights to our communications infrastructure, including the land interests under our towers and the right-of-way and other agreements related to our small cells and fiber solutions, our business may be adversely affected.

•	Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.

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News Release continued:	Page 19

•	If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be vulnerable to security breaches or other unforeseen events that could adversely affect our operations, business, and reputation.

•
Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
If we fail to pay scheduled dividends on our 6.875% Mandatory Convertible Preferred Stock, in cash, common stock, or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•	REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$288	$277
Restricted cash	136	131
Receivables, net	591	501
Prepaid expenses(a)	111	172
Other current assets	168	148
Total current assets	1,294	1,229
Deferred site rental receivables	1,391	1,366
Property and equipment, net	14,151	13,676
Operating lease right-of-use assets(a)	6,053	—
Goodwill	10,078	10,078
Other intangible assets, net(a)	5,074	5,516
Long-term prepaid rent and other assets, net(a)	106	920
Total assets	$38,147	$32,785

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$337	$313
Accrued interest	166	148
Deferred revenues	503	498
Other accrued liabilities(a)	305	351
Current maturities of debt and other obligations	98	107
Current portion of operating lease liabilities(a)	289	—
Total current liabilities	1,698	1,417
Debt and other long-term obligations	17,471	16,575
Operating lease liabilities(a)	5,427	—
Other long-term liabilities(a)	2,028	2,759
Total liabilities	26,624	20,751
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: June 30, 2019—416 and December 31, 2018—415	4	4
6.875% Mandatory Convertible Preferred Stock, Series A, $0.01 par value; 20 shares authorized; shares issued and outstanding: June 30, 2019—2 and December 31, 2018—2; aggregate liquidation value: June 30, 2019—$1,650 and December 31, 2018—$1,650	—	—
Additional paid-in capital	17,801	17,767
Accumulated other comprehensive income (loss)	(5)	(5)
Dividends/distributions in excess of earnings	(6,277)	(5,732)
Total equity	11,523	12,034
Total liabilities and equity	$38,147	$32,785

(a)
Effective January 1, 2019, we adopted new guidance on the recognition, measurement, presentation and disclosure of leases. The new guidance requires lessees to recognize a lease liability, initially measured at the present value of the lease payments for all leases, and a corresponding right-of-use asset. The accounting for lessors remained largely unchanged from previous guidance. As a result of the new guidance for leases, on the effective date, certain amounts related to our lessee arrangements that were previously reported separately have been de-recognized and reclassified into "Operating lease right-of-use assets" on the condensed consolidated balance sheet as of June 30, 2019.

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenues:
Site rental	$1,238	$1,169	$2,457	$2,323
Services and other	240	161	447	307
Net revenues	1,478	1,330	2,904	2,630
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	365	355	726	702
Services and other	138	99	263	185
Selling, general and administrative	155	138	307	273
Asset write-down charges	6	6	12	9
Acquisition and integration costs	2	8	6	14
Depreciation, amortization and accretion	393	379	787	753
Total operating expenses	1,059	985	2,101	1,936
Operating income (loss)	419	345	803	694
Interest expense and amortization of deferred financing costs	(169)	(158)	(337)	(318)
Gains (losses) on retirement of long-term obligations	(1)	(3)	(2)	(74)
Interest income	1	1	3	2
Other income (expense)	—	—	(1)	(1)
Income (loss) before income taxes	250	185	466	303
Benefit (provision) for income taxes	(4)	(5)	(10)	(9)
Net income (loss)	246	180	456	294
Dividends on preferred stock	(28)	(28)	(57)	(57)
Net income (loss) attributable to CCIC common stockholders	$218	$152	$399	$237

Net income (loss) attributable to CCIC common stockholders, per common share:
Net income (loss) attributable to CCIC common stockholders, basic	$0.52	$0.37	$0.96	$0.58
Net income (loss) attributable to CCIC common stockholders, diluted	$0.52	$0.36	$0.95	$0.57

Weighted-average common shares outstanding:
Basic	416	415	415	412
Diluted	418	416	417	413

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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$456	$294
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	787	753
(Gains) losses on retirement of long-term obligations	2	74
Amortization of deferred financing costs and other non-cash interest	1	4
Stock-based compensation expense	62	47
Asset write-down charges	12	9
Deferred income tax (benefit) provision	1	1
Other non-cash adjustments, net	3	1
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	54	78
Decrease (increase) in assets	(151)	(150)
Net cash provided by (used for) operating activities	1,227	1,111
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(13)	(18)
Capital expenditures	(998)	(763)
Other investing activities, net	1	3
Net cash provided by (used for) investing activities	(1,010)	(778)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	995	1,743
Principal payments on debt and other long-term obligations	(36)	(47)
Purchases and redemptions of long-term debt	(12)	(1,318)
Borrowings under revolving credit facility	1,195	485
Payments under revolving credit facility	(1,785)	(1,150)
Net borrowings (repayments) under commercial paper program	500	—
Payments for financing costs	(14)	(20)
Net proceeds from issuance of common stock	—	841
Purchases of common stock	(43)	(34)
Dividends/distributions paid on common stock	(944)	(879)
Dividends paid on preferred stock	(57)	(57)
Net cash provided by (used for) financing activities	(201)	(436)
Net increase (decrease) in cash, cash equivalents, and restricted cash	16	(103)
Effect of exchange rate changes on cash	—	(1)
Cash, cash equivalents, and restricted cash at beginning of period	413	440
Cash, cash equivalents, and restricted cash at end of period	$429	$336
Supplemental disclosure of cash flow information:
Interest paid	318	292
Income taxes paid	9	12

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News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended June 30, 2019				Three Months Ended June 30, 2018
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$816	$422		$1,238	$771	$398		$1,169
Segment services and other revenues	237	3		240	158	3		161
Segment revenues	1,053	425		1,478	929	401		1,330
Segment site rental cost of operations	218	136		354	216	130		346
Segment services and other cost of operations	134	2		136	94	3		97
Segment cost of operations(a)(b)	352	138		490	310	133		443
Segment site rental gross margin(c)	598	286		884	555	268		823
Segment services and other gross margin(c)	103	1		104	64	—		64
Segment selling, general and administrative expenses(b)	24	51		75	27	44		71
Segment operating profit(c)	677	236		913	592	224		816
Other selling, general and administrative expenses(b)			$56	56			$47	47
Stock-based compensation expense			32	32			26	26
Depreciation, amortization and accretion			393	393			379	379
Interest expense and amortization of deferred financing costs			169	169			158	158
Other (income) expenses to reconcile to income (loss) before income taxes(d)			13	13			21	21
Income (loss) before income taxes				$250				$185

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $8 million and $6 million for the three months ended June 30, 2019 and 2018, respectively, and (2) prepaid lease purchase price adjustments of $5 million for both of the three months ended June 30, 2019 and 2018. Selling, general and administrative expenses exclude stock-based compensation expense of $24 million and $20 million for the three months ended June 30, 2019 and 2018, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

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News Release continued:	Page 24

SEGMENT OPERATING RESULTS
	Six Months Ended June 30, 2019				Six Months Ended June 30, 2018
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$1,621	$836		$2,457	$1,536	$787		$2,323
Segment services and other revenues	440	7		447	300	7		307
Segment revenues	2,061	843		2,904	1,836	794		2,630
Segment site rental cost of operations	429	277		706	427	256		683
Segment services and other cost of operations	254	5		259	176	5		181
Segment cost of operations(a)(b)	683	282		965	603	261		864
Segment site rental gross margin(c)	1,192	559		1,751	1,109	531		1,640
Segment services and other gross margin(c)	186	2		188	124	2		126
Segment selling, general and administrative expenses(b)	50	98		148	53	87		140
Segment operating profit(c)	1,328	463		1,791	1,180	446		1,626
Other selling, general and administrative expenses(b)			$112	112			$94	94
Stock-based compensation expense			61	61			52	52
Depreciation, amortization and accretion			787	787			753	753
Interest expense and amortization of deferred financing costs			337	337			318	318
Other (income) expenses to reconcile to income (loss) before income taxes(d)			28	28			106	106
Income (loss) before income taxes				$466				$303

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $14 million and $13 million for the six months ended June 30, 2019 and 2018, respectively, and (2) prepaid lease purchase price adjustments of $10 million for both of the six months ended June 30, 2019 and 2018. Selling, general and administrative expenses exclude stock-based compensation expense of $47 million and $39 million for the six months ended June 30, 2019 and 2018, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

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